PROSPECTUS SUPPLEMENT NO. 21	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 7, 2023)	Registration No. 333-271046

15,600,000 Shares of Common Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on July 22, 2024 (the "Form 8-K"), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the offer and resale of up to 15,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Lincoln Park Capital Fund, LLC. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the OTC Pink Market under the symbol “BURU.” On July 22, 2024, the last quoted sale price for our Common Stock as reported on the OTC Pink Market was $0.0275 per share.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 23, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

Nuburu, Inc. (the “Company”) has established July 23, 2024 as the new record date for the previously announced reverse stock split of its common stock at a ratio of 1-for-40 (the “Reverse Split”). The Company anticipates that the Reverse Split will become effective on July 23, 2024 (the “Effective Date”) after the close of market and that the Common Stock would begin trading on a split-adjusted basis at the commencement of trading on the next trading day under the Company’s existing trading symbol “BURU.” The Common Stock will be assigned a new CUSIP number, 67021W301, in connection with the Reverse Split.

Split Adjustment; Treatment of Fractional Shares

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be exchanged for the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Split, divided by (ii) 40, with such resulting number of shares rounded up to the nearest whole share. As a result, no fractional shares will be issued in connection with the Reverse Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Split. Each certificate, or book entry, that immediately prior to the Reverse Split represented shares of Common Stock, will, following the Reverse Split, represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry shall have been combined, subject to the treatment of fractional shares as described above. Also on the Effective Date, all equity awards outstanding immediately prior to the Reverse Split will be adjusted to reflect the Reverse Split.

Delaware State Filing

The Reverse Stock Split will be effected pursuant to the Company’s filing of a Certificate of Amendment (the “Certificate”) with the Secretary of State of the State of Delaware to be effective on the Effective Date. A copy of the Certificate was filed with the Company’s prior announcement of the Reverse Split.

Capitalization

The Company is authorized to issue 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock (the “Preferred Stock”). There will be no change to the number of authorized capital stock of the Company. The Reverse Split will have no effect on the par value of the Common Stock or the Preferred Stock. Immediately after the Reverse Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Split.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release regarding the Reverse Split is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and the anticipated effect of the Reverse Stock Split and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: the Company’s ability to successfully effect the Reverse Split or realize the anticipated benefits of the Reverse Split; the Company’s ability to continue its listing on NYSE American LLC; and the effect on our stock price and ability to raise equity capital through future sales of shares of Common Stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. These forward-looking statements are made as of the date of this Current Report on Form 8-K, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUBURU, INC.

Date:	July 22, 2024	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer

Exhibit 99.1

NUBURU Announces Revised Date for Strategic 1-for-40 Reverse Stock Split

CENTENNIAL, Colo., July 22, 2024 -- NUBURU, Inc. (“NUBURU” or the “Company”) (OTC: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, announced a revised date for the implementation of a 1-for-40 reverse stock split (“Reverse Split”). The new record date for the Reverse Split is July 23, 2024.

“This Reverse Split is part of our overall strategic efforts to pursue resuming trading on NYSE and attract larger investors who may not otherwise invest in low-price stock,” said Brian Knaley, CEO of NUBURU, Inc. The Reverse Split is expected to become effective on July 23, 2024 after the close of market. The Common Stock should begin trading on a split-adjusted basis at the commencement of trading on July 24, 2024, under the Company’s existing trading symbol “BURU.” The Common Stock will be assigned a new CUSIP number, 67021W301, in connection with the Reverse Split. The Company cannot provide assurance that its trading price will increase as anticipated, or if such increase does occur, that it will be sustained, or that such increase will result in the Company resuming trading on NYSE American.

About NUBURU

Founded in 2015, NUBURU, Inc. (OTC: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum, and other industrially essential metals. NUBURU's industrial blue lasers produce minimal to defect-free welds up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.NUBURU.net.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including relating to its partnership with GE Additive. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," "plan," "seek," "targets," "projects," "could," "would," "continue," "forecast" or the negatives of these terms or variations of them or similar expressions. Forward-looking statements in this press release include, among other things: anticipated benefits associated with laser-based additive manufacturing. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the Company's actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to meet security exchange listing standards and regain listed status; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from the partnership with GE Additive; and (9) other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in NUBURU's most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Investor Contact Info:

NUBURU, Inc.
ir@nuburu.net
(720) 767-1400